EXHIBIT 21.1

                       SUBSIDIARIES OF DRYPERS CORPORATION

Ultracare Products International, Inc.
Drypers Limited
Seler S.A.
New Dry S.A.
Drypers Mexico S.A. de C.V.
Drypers Holding de Mexico SRL de CV
Drypers Servicios de Mexico SRL de CV
Hygienic Products International Limited
Drypers do Brasil Ind. e. Com. Ltda.
Igienica Difusion Inc. Ltd.
Drypers Caribbean Holdings Limited
Drypers Asia Pte. Ltd. (Singapore)
Drypers Asia (M) SDN BHD (Malaysia)
Drypers Malaysia SDN BHD (formerly PrimoSoft)
Drypers Marketing SDN BHD
Drypers (Germany) GmbH
Drypers Andina & Cia. S.C.A.